Exhibit 23a
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-250829 on Form S-3 of our report dated February 26, 2021, relating to the financial statements of Public Service Electric and Gas Company and subsidiaries appearing in this Annual Report on Form 10-K of Public Service Electric and Gas Company for the year ended December 31, 2020.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 26, 2021